Exhibit 10.53

March 27, 2002

Ron Verdoorn
Executive Vice President, Global Operations
Affymetrix, Inc.

Dear Ron:

This is our understanding of the agreement to work with Affymetrix effective April 1, 2002.

1)                                      You will remain an employee of Affymetrix on personal leave beginning April 1, 2002 to March 31, 2003.

2)                                      During this time of employment, Affymetrix asks you to be available to accomplish the following operations:

•                  Participate on committee to find VP of Manufacturing Operations.

•                  Create Transition Plan for VP of Manufacturing Operations.

•                  Knowledge Transfer and Acclimation of VP of Manufacturing Operations.

•                  Senior Transition Team Member, Global Operations.

•                  Assist in development of worldwide strategy regarding manufacturing.

3)             Compensation and benefits:

•                  You will be eligible for Affymetrix group medical and life insurance benefits.

•                  Base compensation will be $1000 per month.  A rate of $2500 per day for Transition Team work and other duties is in addition to this base compensation. You will not be eligible to participate in the Management Bonus Plan.

•                  You will report directly to Susan E. Siegel, President.

If these terms are acceptable, please sign below and return the original copy to me.

Sincerely,

AFFYMETRIX, INC.

/s/ Susan E. Siegel
Susan E. Siegel
President

Accepted and Agreed to:

/s/ Ron Verdoorn
Ron Verdoorn
EVP Global Operations

Dated: March 27, 2002

BAC/fbg